PARKVALE
FINANCIAL CORPORATION

--------------------------------------------------------------------------------
                                4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146



                                                                October 18, 1999

Dear Shareholder:

         As a result of Parkvale's continuing profitability, your Board of Directors increased the quarterly dividend to $0.18 per share to stockholders of record on September 30, 1999. This represents a 20% increase over the $0.15 paid in previous quarters since October 1998. Your dividend check is enclosed.

         Parkvale Financial Corporation reported net income for the quarter ended September 30, 1999 of $3.2 million or $0.52 per diluted share, up 6.5%, or 13.7% on a per share basis, from net income of $3.0 million or $0.45 per diluted share for the quarter ended September 30, 1998. The $196,000 increase in net income for the September 1999 quarter reflects an increase in net interest income of $791,000 due mainly to growth in the loan portfolio. The September 1998 results included pre-tax security gains of $310,000, or $195,000 after taxes. Excluding the effect of security gains, operating earnings for the quarter ended September 30, 1999 increased $391,000, up 13.8%, or 21.7% on a per share basis. Return on equity increased to 15.89% for the September 1999 quarter compared to 14.86% for the September 1998 quarter. The higher percentage increase in earnings per share was the result of fewer outstanding shares in the current quarter.

         As you know, a shareholder has submitted a proposal for consideration at our October 28, 1999 Annual Meeting, strongly urging that the Board of Directors immediately take the necessary steps to achieve a sale, merger or other acquisition of the Corporation as promptly as possible. Institutional Shareholder Services (ISS), an independent research company located in Rockville, MD, that analyzes proxy statements and shareholder proposals, issued a report on October 14, 1999 which said, "In our opinion, there is no compelling evidence that the drastic measure described by the proponent is in shareholders' best interests". ISS recommends a vote AGAINST the shareholder proposal seeking a sale of the company. We would also mention that Janney Montgomery Scott issued a report on Parkvale dated September 29, 1999 with a BUY recommendation and a twelve month price objective of $24.

         As the new millennium  approaches,  Parkvale is ready for the Year 2000
(Y2K). All programs and software in use that could impact accounts at Parkvale have been tested and verified to be Y2K compliant. We are confident that Parkvale will deliver uninterrupted customer service before and after January 1, 2000.

Sincerely,


/s/ Robert J. McCarthy, Jr.
---------------------------
Robert J. McCarthy, Jr.
President and
Chief Executive Officer

                         PARKVALE FINANCIAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In Thousands except per share data)
                                   (Unaudited)

                                                                  Three months ended
                                                                        September 30,
                                                                    1999            1998
                                                               -------------------------------

Total interest income                                                  $20,487        $19,448
Total interest expense                                                  12,096         11,848
                                                               -------------------------------
      Net interest income                                                8,391          7,600
Provision for loan losses                                                   33             63
                                                               -------------------------------
      Net interest income after provision for losses                     8,358          7,537

Gain on sale of assets                                                       0            310
Other income                                                               907            716
Total other expenses                                                     4,179          3,799
                                                               -------------------------------

      Income before income taxes                                         5,086          4,764
Income tax expense                                                       1,889          1,763
                                                               -------------------------------

Net income                                                              $3,197         $3,001
                                                               ===============================

Net income per share:
      Basic                                                              $0.52          $0.47
      Diluted                                                            $0.52          $0.45
Dividend per share                                                       $0.18          $0.15

--------------------------------------------------------------------------------------------
                                   SELECTED FINANCIAL DATA
                             (In Thousands except per share data)
                                                   Sept. 30,       June 30,      Sept. 30,
                                                     1999            1999           1998
                                               ----------------------------------------------

Total assets                                        $1,188,136      $1,201,880    $1,123,324
Savings deposits                                     1,034,458       1,037,416       970,936
Total loans, net                                     1,011,362         995,671       862,633
Loan loss reserves                                      13,303          13,253        13,272
Non-performing assets                                    2,748           3,266         4,857
Ratio of classified assets to total assets                0.23%           0.27%         0.43%
Allowance for loan losses as a % of gross loans           1.30%           1.30%         1.50%
Total shareholders' equity                             $83,873         $85,071       $83,990
Book value per share                                     13.93           13.84         13.16

--------------------------------------------------------------------------------------------
                                     OTHER SELECTED DATA
                                                                     Three months ended
                                                                       September 30,
                                                                    1999            1998
                                                               -----------------------------

Average yield earned on all interest-earning assets                    7.01%        7.27%
Average rate paid on all  interest-bearing liabilities                 4.39%        4.72%
Average interest rate spread                                           2.62%        2.55%
Return on average assets                                               1.07%        1.08%
Return on average equity                                              15.89%       14.86%
Other expense to average assets                                        1.39%        1.37%